QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
November 14, 2002	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES THIRD QUARTER 2002 RESULTS
25% revenue growth in third quarter
71% revenue growth in third quarter excluding Concert phase out
Significant volume increases on AT&T outsource contract

        DENVER—ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced results for the third quarter ending September 30, 2002.

        Revenues grew by 25% to $13.4 million and by 15% to $39.2 million for the third quarter and year to date compared to the same periods in 2001. Excluding Concert, revenues grew by 71% and 50% for the third quarter and year to date when compared to 2001, reflecting mainly the effect of acquisitions in the videoconferencing sector. Although third quarter earnings continued to report a loss, the Company said it has achieved more stability and predictability in its fixed and variable cost structure, and is experiencing significant volume growth on the outsourcing contract announced in late August 2002.

        The Company said variable costs for the third quarter amounted to 25% of revenues or 2% above target reflecting increased equipment sales and Proximity room rentals for the quarter, and high telephony charges on its international network. Third quarter revenues include a $648,000 reimbursement of expenses pertaining to the establishment and launch of a large outsourcing platform under contract. Net of reimbursed costs, overall fixed cash costs were in line with target for the quarter. On a sequential basis, net loss was reduced by $143,000 from a $1.7 million loss in second quarter 2002 to a $1.6 million loss in third quarter 2002. This improvement was offset by the $130,000 increase in preferred dividend relating to the $5 million convertible financing, and loss per share therefore amounted to $0.21, the same as the second quarter 2002.

        ACT Chairman Gerald Van Eeckhout said he was very excited with the progress on the outsourcing contract and believes the Company can still continue to reduce variable telephony and other costs in 2003. The Company is continuing to automate certain of its more labor-intensive operations and become more efficient as a result of productivity and increased volume.

        The Company provided the following analysis of revenue growth by major product line:

				9 Months Year-to-Date
	Third Quarter
Revenues $000						Chg %
	2002	2001	Chg %	2002	2001
Audio conferencing services	$8,439	$6,842	+23%	$23,951	$21,846	+10%
Videoconferencing services	4,427	605	+632%	12,390	1,886	557%
Miscellaneous services	370	295	+25%	881	1,114	(21)%

Subtotal	13,236	7,742	+71%	37,222	24,846	+50%
Concert (phase out)	209	3,034	(93)%	1,953	9,277	(79)%

Total	$13,445	$10,776	+25%	$39,175	$34,123	+15%

        The Company provided the following quarterly trend information to the net income level. All trend information is extracted from the Company's management accounts, includes management estimates, is unaudited, and is provided solely to assist shareholder analysis. Actual numbers depend on customer usage and other variables.

						2003 Financial Model Range
$000	2002 Q1 Actual	2002 Q2 Actual	2002 Q3 Actual	2002 Financial Model
						Lower		Upper
Revenues	$12,770	$12,960	$12,797	*	$13,000	*	$15,000	*	$16,250
Outsourcing fees***	—	—	648		—		—		—

Total Revenues	12,770	12,960	13,445		13,000		15,000		16,250
Variable costs	3,147	3,003	3,298		2,990		3,450		3,738

Variable profit	9,623	9,957	10,147		10,010		11,550		12,512
Fixed cash costs***	9,530	9,738	10,143		9,600		9,600		9,600
Downsizing costs	—	300	100		—		—		—

EBITDA	93	(81)	(96)		410		1,950		2,912
ITDA**	1,634	1,651	1,493		1,650		1,750		1,750

Net income	(1,541)	(1,732)	(1,589)		(1,240)		200		1,162

Variable cost %	25%	23%	25%		23%		23%		23%

*
Based on $52 million annualized revenue estimate for 2002 and $60-$65 million target for 2003

**
Interest, taxes, depreciation and amortization

***
Includes $648,000 for outsourcing contract reimbursed and included in revenues and fixed cash costs under US GAAP EITF 01-14

        The Company said its target is to hold fixed cash costs at $9.6 million per quarter through 2003, hold variable costs steady at 23% of revenues, and increase its current revenue run rate of $13 million per quarter or $52 million per annum to a short term revenue target of $15 million per quarter or $60 million per annum in early 2003. This is targeted to increase through the year to an annualized target revenue of $65 million. At a $60 million annual revenue level, the Company said it expects to return to approximately breakeven GAAP net income. The Company said that once it starts to achieve the $65 to $70 million revenue level, acceptable profitability can be expected.

        The Company said that effective October 1, 2002 over 200 of its 435 employees had voluntarily elected to take a 15-month salary reduction in a range of 4% to 20%. All senior management and officers have taken salary reductions in the 15-20% range. The intent of the reduction is to accelerate the return to profitability and provide more incentive to employees to focus on improving cash flow. The reductions are accompanied by a bonus plan for all participating employees targeting improvements in operating cash flow. The effect of the salary reductions and other associated savings will be a cash cost reduction of approximately $1.2 million for the 15-month period before any bonus paid. The Company said any cash bonus on this program will only be paid after the achievement of a range of a $6 to $15 million pre-bonus improvement in operating cash flow for the 15-month period ended December 31, 2003.

        The Company said it would discuss the general outlook at its conference call on Thursday, November 14, 2002 at 2:15 p.m. MDST. Reservation number: 509107. Call-in numbers for Denver and International are: +1-303-262-2175; U.S. and Canada (toll-free): +1-800-257-7063. To participate in this conference on the Internet via ACT's ActionCastSM, please join us at http://www.visualwebcaster.com/event.asp?id=9901.

	Three Months Ended		Nine Months Ended
Selected Financial Data $000	Sept. 30, 2002	Sept. 30, 2001	Sept. 30, 2002	Sept. 30, 2001
Net revenue	13,445	10,776	39,174	34,123

Gross profit	4,277	5,825	13,185	16,692
Selling, general and administrative expenses	5,622	4,646	16,879	13,916

Operating income (loss)	(1,345)	1,178	(3,694)	2,776
Interest	344	452	1,024	1,076
Taxes	(100)	177	143	547

Net income (loss) before extraordinary item	(1,589)	549	(4,861)	1,153
Extraordinary item	—	—	—	416

Net income (loss) after extraordinary item	(1,589)	549	(4,861)	737
Preferred dividends	261	40	392	120

Net income (loss) available to common shareholders	(1,850)	509	(5,253)	617

Weighted average number of shares—basic	8,946	6,245	8,963	6,119
Weighted average number of shares—diluted	8,946	6,513	8,963	6,542
Earnings (loss) per share—basic	(0.21)	0.08	(0.59)	0.10
Earnings (loss) per share—diluted	(0.21)	0.08	(0.59)	0.09
Balance Sheet $000	Sept. 30, 2002	December 31, 2001
Cash	1,940	5,127
Other current assets	10,374	10,382
Net equipment	18,401	18,108
Goodwill	20,264	16,476
Other non-current assets	3,118	3,394

Total assets	54,097	53,487

Current liabilities	15,797	16,869
Long-term liabilities	6,929	7,455
Convertible preferred stock	3,517	—
Shareholders' equity	27,854	29,163

Total liabilities and shareholders' equity	54,097	53,487

About ACT Teleconferencing

        Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.

        Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.

Contact:
ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager
Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com

QuickLinks

  Exhibit 99.1